EX 99.1

Gaia Reports Second Quarter 2022 Results

Eighth Consecutive Quarter of Positive Earnings and EBITDA

BOULDER, CO, August 1, 2022 — Gaia, Inc. (NASDAQ: GAIA), a conscious media and community company, reported financial results for the second quarter ended June 30, 2022.

Highlights

▪	Established technology independence and began operating on Gaia owned hardware
▪	Eighth consecutive quarter of positive earnings and EBITDA, with Q2 EBITDA margins over 20%

“The spring marked a return to the seasonal patterns we have historically seen in our new member acquisition trends,” said Paul Tarell, Gaia’s CFO. “This resulted in less quarterly member additions since the pandemic began in March of 2020. Despite this shift we continued our financial discipline by delivering strong EBITDA margins while maintaining profitability. With the completion of our 18-month project to enable technology independence and ongoing financial discipline we remain well-positioned to achieve the long-term vision of our company.”

First Quarter 2022 Financial Results

Revenues increased 7% to $20.7 million from $19.4 million in the year-ago quarter, with an ending member count of 792,000 as of June 30, 2022, compared to 770,200 as of June 30, 2021.

Gross profit in the second quarter increased to $18.0 million compared to $16.9 million in the year-ago quarter. Gross margin decreased slightly to 86.7% from 87.1% in the year ago quarter primarily as a result of increased content amortization.

Total operating expenses were $17.7 million or 85% of revenues compared to $16.2 million or 84% of revenues in the year-ago quarter.

EBITDA improved to $4.2 million compared to $3.9 million in the year ago quarter, with EBITDA margin over 20%.

Net income from continuing operations was $0.1 million or $0.01 per share compared to $0.6 million or $0.03 per share in the year ago quarter. The slight decline reflects the incremental intangible asset amortization and operating expenses related to the integration of Yoga International, an acquisition that was completed at the end of December 2021.

Cash flows from operations was $2.5 million for the second quarter. Gaia’s cash balance as of June 30, 2022, was $6.2 million.

Conference Call

Date: Monday, August 1, 2022

Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)

Toll-free dial-in number: 1-888-220-8451

International dial-in number: 1-323-794-2588

Conference ID: 2614556

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via ir.gaia.com.

A telephonic replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through August 15, 2022.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 2614556

About Gaia

Gaia is a member-supported global video streaming service and community that produces and curates conscious media through four primary channels—Seeking Truth, Transformation, Alternative Healing and Yoga—in four languages (English, Spanish, French and German) to its members in 185 countries. Gaia’s library includes over 10,000 titles, 80% of which is exclusive to Gaia, and approximately 75% of viewership is generated by content produced or owned by Gaia. Gaia is available on Apple TV, iOS, Android, Roku, Chromecast, and sold through Amazon Prime Video and Comcast Xfinity. For more information about Gaia, visit www.gaia.com.

Company Contact:

Paul Tarell

Chief Financial Officer

Gaia, Inc.

Investors@gaia.com

Investor Relations:

Gateway Group, Inc.

Cody Slach

(949) 574-3860

GAIA@gatewayir.com

GAIA, INC.

Condensed Consolidated Statements of Operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands, except per share data)	2022	2021	2022	2021

Revenues, net	$20,720	$19,443	$42,551	$38,339
Cost of revenues	2,759	2,509	5,664	4,947
Gross profit	17,961	16,934	36,887	33,392
Gross profit margin	86.7%	87.1%	86.7%	87.1%
Expenses:
Selling and operating	15,869	14,738	32,654	29,276
Corporate, general and administration	1,794	1,501	3,579	2,997
Acquisition costs	—	—	49	—
Total operating expenses	17,663	16,239	36,282	32,273
Income from operations	298	695	605	1,119
Interest and other expense, net	(50)	(52)	(110)	(118)
Income before income taxes	248	643	495	1,001
Provision for (benefit from) income taxes	—	—	—	—
Income from continuing operations	248	643	495	1,001
Loss from discontinued operations	(132)	—	(293)	—
Net income	$116	$643	$202	$1,001

Earnings per share:
Basic
Continuing operations	$0.01	$0.03	$0.02	$0.05
Discontinued operations	(0.01)	—	(0.01)	—
Basic earnings per share	$—	$0.03	$0.01	$0.05
Diluted
Continuing operations	$0.01	$0.03	$0.02	$0.05
Discontinued operations	(0.01)	—	(0.01)	—
Diluted earnings per share	$—	$0.03	$0.01	$0.05
Weighted-average shares outstanding:
Basic	20,788	19,268	20,627	19,235
Diluted	20,795	19,810	20,795	19,786

EBITDA*	$4,163	$3,927	$8,216	$7,450

* See definition and reconciliation below.

GAIA, INC.

Summary of Cash Flows

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021

Net cash provided by (used in):
Operating activities - continuing operations	$2,523	$4,252	$6,687	$9,440
Operating activities - discontinued operations	454	—	293	—
Investing activities	(4,591)	(4,205)	(10,419)	(8,979)
Financing activities	(3)	647	(49)	673
Net change in cash	$(1,617)	$694	$(3,488)	$1,134

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021

Net income	$116	$643	$202	$1,001
Interest expense, net	50	52	110	118
Provision for (benefit from) income taxes	—	—	—	—
Depreciation and amortization expense	3,997	3,232	7,904	6,331
EBITDA	4,163	3,927	8,216	7,450
Acquisition costs	—	—	49	—
Share-based compensation expense	389	90	929	703
Discontinued operations	(132)	—	(293)	—
Adjusted EBITDA	$4,420	$4,017	$8,901	$8,153

EBITDA represents net income before interest expense, provision for income taxes, other income, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to remove acquisition costs, share-based compensation expense, and the results of discontinued operations. EBITDA and Adjusted EBITDA do not represent net income, as that term is defined under GAAP, and should not be considered as an alternative to net income as an indicator of our operating performance.

Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures, tax payments and debt service requirements. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures.

GAIA, INC.

Condensed Consolidated Balance Sheets

	June 30,	December 31,
(in thousands, except share and per share data)	2022	2021

ASSETS
Current assets:
Cash	$6,195	$10,269
Accounts receivable	2,972	2,728
Prepaid expenses and other current assets	2,278	1,986
Total current assets	11,445	14,983
Media library, software and equipment, net	52,618	50,558
Right-of-use lease asset, net	7,486	7,871
Real estate, investment and other assets, net	31,002	31,394
Goodwill	28,870	28,870
Total assets	$131,421	$133,676
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$11,604	$14,962
Deferred revenue	15,218	14,847
Total current liabilities	26,822	29,809
Long-term mortgage, net	6,035	6,109
Long-term lease liability	6,865	7,234
Deferred taxes	309	309
Total liabilities	40,031	43,461
Total shareholders' equity	91,390	90,215
Total liabilities and shareholders' equity	$131,421	$133,676